UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 23, 2014

First Community Corporation

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

000-28344	57-1010751
(Commission File Number)	(IRS Employer Identification No.)

5455 Sunset Blvd, Lexington, South Carolina	29072
(Address of principal executive offices)	(Zip Code)

(803) 951-2265

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events

On June 23, 2014, First Community Bank (“First Community”), the subsidiary of First Community Corporation, announced that First Community and First South Bank jointly announced the signing of a purchase and assumption agreement for First Community to acquire approximately $43 million in deposits and $9 million in loans from First South. This represents all of the deposits and a portion of the loans at First South’s Columbia banking office located at 1333 Main Street. First Community will pay a premium of $800 thousand, which may be adjusted based on actual account balances at closing date. The banks expect the purchase to close by the end of the third quarter of this year, subject to regulatory approval and the satisfaction of other customary closing conditions.

The press release filed as Exhibit 9.1 of this Form 8-K is incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

This Form 8-K contains certain forward-looking statements, including certain plans, expectations and estimates, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those anticipated by such statements for a variety of factors including, without limitation: the required governmental approvals for the transaction may not be obtained; disruption or other challenges associated with transition and integration may make it more difficult to maintain relationships with customers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in First Community’s Annual Report on Form 10-K and documents subsequently filed by First Community with the Securities and Exchange Commission. All forward-looking statements included in this Form 8-K are based on information available at the time of the release. Neither First Community nor First South Bank assume any obligation to update any forward-looking statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY CORPORATION

Dated: June 25, 2014	By: /s/ Joseph G. Sawyer
Joseph G. Sawyer
Executive Vice President and CFO